EXHIBIT 99.3

PROMISSORY NOTE

$1,000,000	June 27, 2007 1

FOR VALUE RECEIVED, the undersigned, Lightning Poker, Inc., a Pennsylvania corporation (hereinafter referred to as "Maker") hereby promises to pay to the order of Stewart J. Greenebaum, LLC or its successors and assigns (hereinafter referred to as "Payee") the principal sum of ONE MILLION DOLLARS ($1,000,000), together with interest on the unpaid principal amount of this Promissory Note ("Note") outstanding at the rate of 8% per annum in the manner and upon the terms and conditions set forth below.

The principal and interest on the unpaid principal amount of this Note, or any portion thereof, shall be paid in full in cash on June 27, 2010.

The amount of interest accruing hereunder shall be computed on an actual day, 365/366 day year basis. All payments hereunder shall be made in lawful currency of the United States in federal or other immediately available funds at the office of Payee, or at such other place as the holder hereof may designate in writing.

This Note represents a portion of one of a series of Maker's Notes issued pursuant to that certain Loan Agreement dated June 27, 2007, by and among Maker, Payee and the persons named therein, (collectively, the "Loan Agreement") and is subject to the terms and conditions thereof. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

With the prior written consent of the Requisite Lenders, Maker may prepay this Note at any time in whole or in part without payment of penalty or unearned interest; provided, however, that any such prepayment of principal shall be accompanied by the payment of interest accrued to the date of such prepayment and all costs, expenses or charges then owed to Payee pursuant to this Note; and further provided, that any prepayment shall be applied proportionately to all of the Notes issued pursuant to the Loan Agreement. In the event the Payee receives payments in excess of its pro rata share of Maker's payments to the holders of all of the Notes, then Payee shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other payees upon demand by such payees.

Maker hereby expressly waives presentment, demand, protest and notice of any kind.

Upon the occurrence of any one of the following events (the "Events of Default"), the entire principal amount outstanding hereunder and accrued interest together with all other sums due hereunder shall at the option of the Requisite Lenders, without any prior notice, presentment or demand, become immediately due and payable in full:

(i)           Failure of Maker to make principal or interest payments when due or otherwise to fail to perform or comply with any of its material obligations under this Note or the Loan Agreement where such failure continues for 10 days in the case of a payment failure and 30 days in the case of any other failure after notice is sent to Maker by the Requisite Lenders; or

(ii)           An assignment by Maker for the benefit of its creditors, or the commencement by or against Maker of any bankruptcy, insolvency, liquidation, receivership or similar proceedings; or

(iii)           Maker shall assign or transfer its obligations undet this Note without the prior written consent of the Requisite Lenders; or

(iv)           The dissolution of Maker; or

1 While this Note is issued on a later date in connection with the transfer of a Note issued on June 27, 2007, it is intended to provide the Payee with the right to receive accrued interest from June 27, 2007.

(v)           After delivery by Maker of written notice in accordance with Section 10(a) of the Loan Agreement, the Requisite Lenders shall determine (which determination shall be made in good faith after giving Maker an opportunity to make a presentation and provide a plan to Lenders) that a material adverse change has occurred with respect to the assets, business, operations or financial condition of Maker and that the prospect of payment or performance of any covenant, agreement or duty under this Note, the Loan Agreement or any of the other agreements, instruments, documents or undertakings arising under or in connection with any of the obligations of Maker owing to Payee is impaired in any material respect; or

(vi)           Maker shall be in breach of any material agreement, document or instrument, whether formerly, now or after the date of this Note, existing between Maker and any other person, firm or entity if such breach would reasonably be expected to have a material adverse affect on the business, profits, assets or condition (financial or other) of Maker, and where such breach continues after any applicable cure period; or

(vii)           The loss, suspension, revocation or failure to renew any license or permit now held or acquired after the date of this Note by Maker shall occur or exist, which loss, suspension, revocation or failure to renew would reasonably be expected to have a material adverse effect on the business, profits, assets or condition (financial or other) of Maker, and which continues uncured for any cure period or otherwise for 30 days after notice is sent to Maker by the Requisite Lenders; or

(viii)           The entry of a judgment against Maker in excess of $50,000, which judgment shall remain unstayed or undischarged for a period of 60 days.

In addition to the rights and remedies given it by this Note, Payee shall have all those rights and remedies allowed by applicable laws. The rights and remedies of Payee are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others,. Maker shall be liable for all costs, expenses and attorneys' fees incurred by Payee in connection with the collection of the indebtedness evidenced by the Note.

No delay or omission of Payee or its assignee in exercising any power or right hereunder, and no partial exercise of such power or right, shall operate in any way as a waiver or impairment of any subsequent or further exercise thereof. Payee or its assignee shall not be liable for or prejudiced by failure to collect or lack of diligence in bringing suit on this Note or any renewal or extension hereof.

Maker may not assign or transfer its obligation hereunder without the prior written consent ofthe Requisite Lenders. This Note may be assigned by Payee without the consent of Maker.

This Note may be amended only by a written instrument executed by Maier, Payee and the Requisite Lenders.

This Note shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania.

WITNESS the due execution of this Note, intending to be legally bound, on the day and year written above.

LIGHTING GAMING, INC.
By:	/s/ Robert D. Ciunci
Name:	Robert D. Ciunci
Title:	Chief Financial Officer

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